Exhibit 99.2

Cortland Bancorp Declares Quarterly Cash Dividend of $0.08 Per Share

CORTLAND, Ohio, July 27, 2017 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQX:CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share.  The dividend will be payable on September 1, 2017, to shareholders of record at the close of business on August 10, 2017.

“As our franchise continues to deliver strong performance, we are glad to be able to pay our quarterly cash dividend,” said James Gasior, President and Chief Executive Officer.  “Cash dividends are one way to create shareholder value, and we appreciate the loyalty of our shareholder base.” At the stock price of $17.77 per share at the close of the market on July 25, 2017, the current dividend equates to a yield of 1.8% on an annualized basis.

Cortland Bancorp recently reported earnings of $1.2 million, or $0.26 per share, for the second quarter of 2017, versus $1.2 million, or $0.27 per share, for the first quarter of 2016.  Year-to-date, earnings were $2.2 million or $0.49 per share, versus $2.5 million, or $0.58 per share for the first six months of 2016.

About Cortland Bancorp
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio.  Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Ashtabula in Northeastern Ohio and two financial service centers in Beachwood and Fairlawn, Ohio.  For additional information about Cortland Bank visit http://www.cortlandbank.com.

CONTACT:  James M. Gasior, President & CEO
(330) 282-4111

The Cereghino Group
IR CONTACT: 206-388-5785